2001 ROSS AVENUE	ABU DHABI
DALLAS, TEXAS	AUSTIN
75201-2980	BEIJING
DALLAS
TEL +1214.953.6500	DUBAI
FAX +1 214.953.6503	HONG KONG
www.bakerbotts.com	HOUSTON
LONDON
MOSCOW
NEW YORK
PALO ALTO
RIO DE JANEIRO
RIYADH
WASHINGTON

November 19, 2013

BY EDGAR TRANSMISSION

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:                             New Public Rangers, L.L.C.
Registration Statement on Form S-4

Ladies and Gentlemen:

On behalf of New Public Rangers, L.L.C. (the “Registrant”), we submit for filing under the Securities Act of 1933, as amended (the “Act”), and the applicable rules and regulations under the Act, a Registration Statement on Form S-4 to register the issuance of common units representing limited liability company interests of the Registrant.

If any questions should arise in the course of your review of the Registration Statement, please call the undersigned at (214) 953-6634.

Very truly yours,

Baker Botts L.L.P.

By:	/s/ Douglass M. Rayburn
Douglass M. Rayburn

cc:                                Joe A. Davis (Crosstex Energy, Inc.)
Lyndon C. Taylor (Devon Energy Corporation)

Jeffery B. Floyd/Lande Spottswood (Vinson & Elkins L.L.P.)